Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2021 Operating Results
Second Quarter Summary
•Net income of $3.9 million, or $0.16 per fully diluted share, including merger-related expense that negatively impacted earnings per share by $0.02
•Classified loans reduced by 15.3% to $53.4 million from $63.0 million the prior quarter bringing year-to-date reduction by 40.9% from $90.5 million at the end of last year
•No provision for loan and lease losses for the quarter with ALLL-to-total loans outstanding of 1.55%, or 1.85% if the outstanding balance of PPP loans are excluded from total loans (as PPP loans are fully guaranteed and do not carry any allowance)
•Noninterest income increased by $1.1 million, or 64.8%, primarily as a result of gain on sale of loans and gain on sale of securities
•Noninterest expense decreased by $471 thousand, or 4.9%, primarily as a result of a decrease in FDIC expense and professional fees during the quarter
•Total Capital to Risk Weighted Assets of 18.0% and Tier 1 Capital to Average Assets of 11.3%
•Expect to close merger with Banc of California, Inc. ("BANC") during the third quarter of 2021

Year-Over-Year Progress on Strategic Initiatives
•Deposit mix improvement has helped reduce cost of total deposits to 0.20% in Q2 2021 from 0.55% in Q2 2020
•Increases in all major areas of non-interest income
•Excluding merger-related expenses in Q2 2021:
◦Streamlined cost structure has reduced non-interest expense by 3.6% from Q2 2020
◦Return on average assets increased to 1.10% in Q2 2021 from 0.44% in Q2 2020
◦Efficiency ratio in Q2 2021 at 59.1% compared to 61.7% in Q2 2020

COSTA MESA, Calif., July 26, 2021 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and six months ended June 30, 2021.
For the second quarter of 2021, the Company reported net income of $3.9 million, or $0.16 per fully diluted share, which included merger-related expense that negatively impacted earnings per share by $0.02. This compares to net income of $3.4 million, or $0.14 per fully diluted share, in the first quarter of 2021, and net income of $1.9 million, or $0.08 per fully diluted share, in the second quarter of 2020. Expenses related to the pending merger with BANC totaling $584 thousand are included in our net income for the second quarter of 2021, which reduced earnings per share by approximately $0.02; this compares to merger related expenses of $387 thousand for the first quarter of 2021, which reduced earnings per share by approximately $0.01. The increase in net income for the three months ended June 30, 2021, as compared to the three months ended March 31, 2021, is primarily attributable to an increase in noninterest income as the result of gain on sale of loans and gain on sale of securities, partially offset by a decrease to interest income as a result of a lower average balance and lower average yield of our

Exhibit 99.1
loan portfolio due to the forgiveness of PPP loans, paydowns on lines of credit, and decreased PPP fee income. The increase in net income, as compared to the three months ended June 30, 2020, is primarily attributable to no provision for loan and lease losses for the three months ended June 30, 2021, compared to a $2.9 million provision taken for the three months ended June 30, 2020. In addition, noninterest income increased 144.7% when compared to the same quarter of the prior year as the result of net gain on sale of loans and net gain on sale of securities, referral fees related to PPP loan servicing that did not occur in the same quarter of the prior year, and modifications to our loan and deposit fee structures. This increase was partially offset by a $1.6 million, or 12.1%, decrease to net interest income primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields during the three months ended June 30, 2021 compared to the three months ended June 30, 2020, which was partially offset by a reduction in costs of deposits.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “Our second quarter results reflect continued progress in executing on the strategic initiatives that have strengthened the foundation of our franchise and improved our ability to generate profitable growth. We continued to see declines in our cost of deposits resulting from our improved deposit mix, increased efficiencies, and higher non-interest income contributing to further increases in our level of profitability. Despite the impact of merger-related expense and excess liquidity that reduced our net interest margin, we generated a return on average assets of 0.99% in the second quarter, which is significantly higher than the Company’s performance over the past several years. We are also effectively implementing our profitable growth strategies, which have enabled us to exit lower-rated credits from the bank and reduce classified assets by 40% since the start of the year. Our business development efforts continue to result in the steady growth of our commercial client roster, and we look forward to enhancing our ability to serve the financial needs of our clients as part of a larger organization following the completion of our merger with Banc of California.”

Results of Operations
The following tables show a summary of our operating results for the dates and periods indicated. The discussion below highlights the key factors contributing to the changes shown in the following tables for the three and six months ended June 30, 2021, as compared to the three months ended March 31, 2021 and the three and six months ended June 30, 2020.

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(Dollars in thousands)
Total interest income	$12,539	$13,698	$14,234	$16,016	$15,580
Total interest expense	838	959	1,297	1,762	2,262
Net interest income	11,701	12,739	12,937	14,254	13,318
Provision for loan and lease losses	—	—	—	—	2,850
Total noninterest income	2,865	1,738	1,827	2,245	1,171
Total noninterest expense	9,193	9,664	8,920	9,275	8,934
Income tax provision	1,479	1,425	2,140	2,138	800
Net income	$3,894	$3,388	$3,704	$5,086	$1,905

	Six Months Ended June 30,
	2021	2020

Total interest income	$26,237	$30,349
Total interest expense	1,798	5,558
Net interest income	24,439	24,791
Provision for loan and lease losses	—	9,050
Total noninterest income	4,603	2,265
Total noninterest expense	18,857	18,651
Income tax provision (benefit)	2,903	(190)
Net income (loss)	$7,282	$(455)

Net Interest Income
Q2 2021 vs Q1 2021. Net interest income decreased $1.0 million, or 8.1%, for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021, primarily as a result of:
•A decrease in interest income of $1.2 million, or 8.5%, primarily attributable to a decrease in prepayment penalties and interest recoveries, lower PPP fee income recognized, and a decrease in the average balance of the loan portfolio related to payoffs and the forgiveness of PPP loans, for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021; partially offset by
•A decrease in interest expense of $121 thousand, or 12.6%, primarily attributable to our ongoing focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits.
•Our net interest margin decreased to 3.07% for the three months ended June 30, 2021 as compared to 3.43% for the three months ended March 31, 2021, primarily as a result of prepayment penalties, interest recoveries, and other non-recurring loan income of $759 thousand for the three months ended March 31, 2021 compared to $210 thousand for the three months ended June 30, 2021. Increased liquidity held in low yielding Federal Funds sold resulting from an increase in core deposits and PPP loan forgiveness, and decreased commercial line utilization has also contributed to the decrease in our net interest margin. The decrease in interest income was partially offset by a decrease in costs of deposits and other borrowings, and a favorable change in our mix of deposits from higher costing certificates of deposit to lower costing noninterest bearing deposits.

Q2 2021 vs Q2 2020. Net interest income decreased $1.6 million, or 12.1%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily as a result of:
•A decrease in interest income of $3.0 million, or 19.5%, primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields in the declining interest rate environment during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, and a decrease in PPP fee income compared to the same quarter prior year; partially offset by
•A decrease in interest expense of $1.4 million, or 63.0%, primarily attributable to our focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits.

YTD 2021 vs YTD 2020. Net interest income decreased $352 thousand, or 1.4%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily as a result of:
•A decrease in interest income of $4.1 million, or 13.5%, primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields in the declining interest rate environment during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020; partially offset by
•A decrease in interest expense of $3.8 million, or 67.7%, primarily attributable to our focus on reducing costs of deposits in combination with the declining interest rate environment, and a favorable change in our mix of deposits from higher costing certificates of deposit to lower costing noninterest bearing deposits for the six months ended June 30, 2021.
Provision for Loan and Lease Losses
Q2 2021 vs Q1 2021. We recorded no provision for loan and lease losses during the three months ended June 30, 2021 and March 31, 2021 as the level of allowance built earlier in the prior year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. In addition, during the three months ended June 30, 2021, classified loans and the balance of our non-PPP loans decreased from the prior quarter. During the three months ended June 30, 2021, we had net recoveries of $141 thousand compared to net charge-offs of $325 thousand for the three months ended March 31, 2021.

Q2 2021 vs Q2 2020. We recorded no provision for loan and lease losses during the three months ended June 30, 2021 as the level of allowance built earlier in the prior year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. We recorded a $2.9 million provision for loan and lease losses during the three months ended June 30, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID-19.
YTD 2021 vs YTD 2020. We recorded no provision for loan and lease losses during the six months ended June 30, 2021 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets. We recorded a $9.1 million provision for loan and lease losses during the six months ended June 30, 2020 as a result of net charge-offs of $4.5 million, an increase in classified and nonperforming loans, and qualitative factor increased related to COVID-19.
Noninterest Income
Q2 2021 vs Q1 2021. Noninterest income increased by $1.1 million, or 64.8%, for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021, primarily as a result of gain on sale of loans of $878 thousand during the three months ended June 30, 2021, which related to the outsourcing of our commercial credit card product, and we did not have similar activity in the prior quarter, and an increase in gain on sale of securities of $256 thousand, or 182.9%, from the prior quarter.
Q2 2021 vs Q2 2020. Noninterest income increased by $1.7 million, or 144.7%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily as a result of gain on sale of loans, which related to the outsourcing of our commercial credit card product, and we did not have similar activity in the same quarter last year, and gain on sale of securities during the three months ended June 30, 2021 that did not occur in the same quarter prior year.
YTD 2021 vs YTD 2020. Noninterest income increased $2.3 million, or 103.2%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily as a result of:

•Gain on sale of loans of $878 thousand, which related to the outsourcing of our commercial credit card product, and we did not have similar activity during the same period last year, and gain on sale of securities of $536 thousand during the six months ended June 30, 2021 that did not occur in the same period prior year, and
•An increase of $487 thousand, or 42.5%, in deposit related fees, credit card fees and loan service fees, and
•An increase of $483 thousand, or 41.5%, in other noninterest income related to swap fee income and referral fee income related to the partial outsourcing of Round 2 PPP loan origination.
Noninterest Expense
Q2 2021 vs Q1 2021. Noninterest expense decreased $471 thousand, or 4.9%, for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021, primarily as a result of:
•A decrease of $205 thousand in FDIC insurance expense as the result of an adjustment to the assessment rate based on a decrease in average asset size and improved asset quality, and
•A decrease of $204 thousand in other noninterest expense primarily related to business development and other operating expenses, and
•A decrease of $202 thousand in professional fees not related to the proposed merger with Banc of California, as a result of increased legal fees in the first quarter related to previously charged-off loans, and
•A decrease of $144 thousand in salaries and employee benefits primarily related to increased payroll benefits during the three months ended March 31, 2021 due to seasonality; partially offset by
•An increase of $197 thousand in merger related expenses for accounting and legal expenses related to the proposed merger with Banc of California.
Q2 2021 vs Q2 2020. Noninterest expense increased $259 thousand, or 2.9%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily as a result of:
•Accounting and legal expenses of $584 thousand related to the proposed merger with Banc of California, and
•An increase of $85 thousand in occupancy expense related to expired tenant improvement credits also related to the proposed merger with Banc of California, partially offset by
•A decrease of $290 thousand in other noninterest expense primarily related to business development and other operating expenses, and
•A decrease of $130 thousand in FDIC insurance expense based on an adjustment to the assessment rate based on a decrease in average asset size and improved asset quality.
YTD 2021 vs YTD 2020. Noninterest expense increased $206 thousand, or 1.1%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily as a result of:
•Accounting and legal expense of $971 thousand related to the proposed merger with Banc of California, partially offset by
•A decrease of $353 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020, and
•A decrease of $464 thousand in other noninterest expense primarily related to business development and other operating expenses.
Income Tax Provision
For the three and six months ended June 30, 2021, we had an income tax expense of $1.5 million and $2.9 million, respectively, as a result of our operating income. For the three months ended March 31, 2021, we had an income tax expense of $1.4 million. The income tax expense during the three months ended March 31, 2021 is a result of our operating income. For the three months ended June 30, 2020, we had an income tax expense of $800 thousand as a result of our operating income. We had an income tax benefit of $190 thousand for the six months ended June 30, 2020 as a result of our net operating loss.
Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at June 30, 2021, March 31, 2021, and June 30, 2020.

Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2021, gross loans totaled approximately $1.11 billion, which represented a decrease of $132.7 million, or 10.7%, compared to gross loans outstanding at March 31, 2021. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2021, March 31, 2021, and December 31, 2020.

	June 30, 2021		March 31, 2021		December 31, 2020
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Commercial loans	$284,416	25.6%	$321,319	25.8%	$337,427	27.6%
Commercial loans - PPP	177,961	16.0%	280,562	22.5%	229,728	18.8%
Commercial real estate loans - owner occupied	186,522	16.8%	189,203	15.2%	197,336	16.1%
Commercial real estate loans - all other	204,486	18.4%	197,026	15.8%	194,893	15.9%
Residential mortgage loans - multi-family	160,563	14.4%	157,646	12.7%	159,182	13.0%
Residential mortgage loans - single family	9,511	0.9%	10,085	0.8%	12,766	1.0%
Construction and land development loans	11,907	1.1%	11,840	1.0%	11,766	1.0%
Consumer loans	76,325	6.8%	76,669	6.2%	80,759	6.6%
Gross loans	$1,111,691	100.0%	$1,244,350	100.0%	$1,223,857	100.0%

The decrease of $132.7 million in gross loans during the second quarter of 2021 was primarily a result of PPP loan forgiveness, loan payoffs, and paydowns on lines of credit, partially offset by organic loan growth. Excluding the PPP, we funded total new organic loans of $52.1 million, offset by loan payoffs of $82.5 million. During the three months ended June 30, 2021, $105.4 million of PPP loans were forgiven by the SBA.
During the second quarter of 2021, we secured new client relationships with commercial loan commitments of $19.6 million, of which $8.5 million were funded at June 30, 2021. Our total commercial loan commitments decreased to $754.3 million at June 30, 2021 from $915.1 million at March 31, 2021, and the utilization rate of commercial loan commitments decreased to 61.3% at June 30, 2021 from 65.4% at March 31, 2021. Excluding PPP loans, total commitments decreased to $576.4 million at June 30, 2021 from $634.5 million at March 31, 2021, and the utilization rate of commercial loan commitments decreased to 49.3% from 50.1% at March 31, 2021.

Deposits

	June 30, 2021	March 31, 2021	December 31, 2020
Type of Deposit	(Dollars in thousands)
Noninterest-bearing checking accounts	$623,215	$649,407	$647,115
Interest-bearing checking accounts	199,911	145,728	129,834
Money market and savings deposits	328,189	389,693	392,690
Certificates of deposit	183,802	198,943	213,708
Totals	$1,335,117	$1,383,771	$1,383,347
The decrease in total deposits of $48.7 million, or 3.5%, during the three months ended June 30, 2021 from March 31, 2021 is attributable to a decrease in noninterest-bearing checking accounts, money market and savings deposits, and certificates of deposit, partially offset by an increase in interest-bearing checking accounts. Noninterest-bearing checking accounts decreased by $26.2 million, or 4.0%, money market and savings deposits decreased by $61.5 million, or 15.8%, and certificates of deposit decreased by $15.1 million, or 7.6%, partially offset by an increase in interest-bearing checking accounts of $54.2 million, or

37.2%. Lower priced core deposits increased to 86.2% of total deposits, while higher priced certificates of deposits decreased to 13.8% of total deposits at June 30, 2021, as compared to 85.6% and 14.4%, respectively, at March 31, 2021.

Asset Quality
Nonperforming Assets

	2021		2020
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Total nonperforming loans	$23,904	$20,559	$39,916	$16,780	$24,681
Other nonperforming assets	137	152	231	150	663
Total nonperforming assets	$24,041	$20,711	$40,147	$16,930	$25,344
30-89 day past due loans	$2,858	$1,549	$8,992	$25,616	$7,175
90-day past due loans	$586	$623	$11,507	$9,893	$12,412
Total classified assets	$53,503	$63,180	$90,502	$84,616	$83,104
Allowance for loan and lease losses	$17,268	$17,127	$17,452	$17,485	$18,166
Allowance for loan and lease losses /gross loans	1.55%	1.38%	1.43%	1.37%	1.33%
Allowance for loan and lease losses /total assets	1.13%	1.08%	1.10%	1.08%	1.08%
Ratio of allowance for loan and lease losses to nonperforming loans	72.24%	83.31%	43.72%	104.20%	73.60%
Ratio of nonperforming assets to total assets	1.57%	1.31%	2.53%	1.04%	1.50%
Net quarterly charge-offs to gross loans (annualized)	(0.05)%	0.11%	0.01%	0.21%	0.65%

June 30, 2021 vs March 31, 2021. Nonperforming assets at June 30, 2021 increased by $3.3 million, or 16.1%, from March 31, 2021. The increase in our nonperforming loans during the three months ended June 30, 2021 resulted from the addition of $4.5 million of commercial and consumer loans, partially offset by principal payments of $1.1 million, transfer of $37 thousand of loans to other assets, and charge-offs of $2 thousand. As a result of this increase in nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.31% at March 31, 2021 to 1.57% at June 30, 2021, and the ratio of allowance for loan and lease losses to nonperforming loans decreased to 72.2% at June 30, 2021, from 83.3% at March 31, 2021. Our past due loans do not include loans that have had their payments deferred as a result of assistance being provided under the CARES Act to our borrowers impacted by COVID-19. As of June 30, 2021, we had 3 loans with an outstanding balance of $5.5 million that were under a payment deferral, which is a decrease from 16 loans with an outstanding balance of $35.5 million that were under a payment deferral as of March 31, 2021.

Our classified assets decreased by $9.7 million from $63.2 million at March 31, 2021 to $53.5 million at June 30, 2021. The decrease this quarter is primarily related to principal payments of $11.3 million and upgraded notes of $1.3 million, partially offset by additions of $3.1 million during the three months ended June 30, 2021. The additions to classified loans during the three months ended June 30, 2021 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within the Pass category in the previous quarter.
June 30, 2021 vs June 30, 2020. Nonperforming assets at June 30, 2021 decreased by $1.3 million from June 30, 2020 primarily as a result of a decrease in nonperforming loans to $23.9 million in the current year from $24.7 million the prior year. Despite this decrease to nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.50% at June 30, 2020 to 1.57% at June 30, 2021 due to a decrease to total assets.
Classified assets decreased by $29.6 million to $53.5 million at June 30, 2021 from $83.1 million at June 30, 2020. The decrease to classified loans was primarily the result of principal payments and upgraded notes.

Allowance for Loan and Lease Losses

	2021		2020
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Balance at beginning of quarter	$17,127	$17,452	$17,485	$18,166	$17,520
Charge offs	(2)	(538)	(915)	(840)	(2,249)
Recoveries	143	213	882	159	45
Provision	—	—	—	—	2,850
Balance at end of quarter	$17,268	$17,127	$17,452	$17,485	$18,166
At June 30, 2021, the allowance for loan and lease losses (“ALLL”) totaled $17.3 million, which was approximately $141 thousand more than at March 31, 2021 and $898 thousand less than at June 30, 2020. The ALLL activity during the three months ended June 30, 2021 included net recoveries of $141 thousand. There was no provision for loan and lease losses during the three months ended June 30, 2021, as the result of improved asset quality during the quarter and a decrease in the balance of our non-PPP loan portfolio.
The ratio of the ALLL-to-total loans outstanding as of June 30, 2021 was 1.55%, or 1.85% if the outstanding balance of PPP loans are excluded from total loans (as PPP loans are fully guaranteed and do not carry any allowance), as compared to 1.38% and 1.78%, respectively, as of March 31, 2021, and 1.33% and 1.67%, respectively, as of June 30, 2020. The ratio of the ALLL-to-total loans outstanding increased from the same quarter prior year primarily due to the decrease in PPP loans that are 100% guaranteed by the SBA, and have the effect of reducing the ratio.

Capital Resources
At June 30, 2021, the Bank had total regulatory capital of $191.1 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 18.0%, which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at June 30, 2021, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2021		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk Weighted Assets	$191,089	18.0%	$106,361	At least 10.0%

Common Equity Tier 1 Capital to Risk Weighted Assets	$177,740	16.7%	$69,135	At least 6.5%

Tier 1 Capital to Risk Weighted Assets	$177,740	16.7%	$85,089	At least 8.0%

Tier 1 Capital to Average Assets	$177,740	11.3%	$78,554	At least 5.0%

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our proposed merger with Banc of California, Inc. (“Banc of California”), our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the possibility that the merger does not close when expected or at all because required regulatory or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; changes in Banc of California’s or our stock price before closing, including as a result of the companies’ financial performance prior to closing, general stock market movements, and the performance of other financial companies and peer group companies; the risk that the anticipated benefits of the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California and we operate; Banc of California’s ability to promptly and effectively integrate our businesses following the merger; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on merger-related issues; deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2021, which we expect to file with the SEC during the third quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.

Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	Jun '21 vs Mar '21 % Change	Jun '21 vs Jun '20 % Change	June 30, 2021	June 30, 2020	% Change
Total interest income	$12,539	$13,698	$15,580	(8.5)%	(19.5)%	$26,237	$30,349	(13.5)%
Total interest expense	838	959	2,262	(12.6)%	(63.0)%	1,798	5,558	(67.7)%
Net interest income	11,701	12,739	13,318	(8.1)%	(12.1)%	24,439	24,791	(1.4)%
Provision for loan and lease losses	—	—	2,850	—%	(100.0)%	—	9,050	(100.0)%
Net interest income after provision for loan and lease losses	11,701	12,739	10,468	(8.1)%	11.8%	24,439	15,741	55.3%
Noninterest income:
Service fees on deposits and other banking services	814	819	625	(0.6)%	30.2%	1,634	1,147	42.5%
Net gain on sale of securities available for sale	396	140	—	—%	100.0%	536	—	100.0%
Net gain on sale of loans	878	—	—	100.0%	—%	878	—	100.0%
Net loss on sale of other assets	(47)	(45)	(53)	4.4%	(11.3)%	(93)	(47)	97.9%
Other noninterest income	824	824	599	—%	37.6%	1,648	1,165	41.5%
Total noninterest income	2,865	1,738	1,171	64.8%	144.7%	4,603	2,265	103.2%
Noninterest expense:
Salaries and employee benefits	5,517	5,661	5,462	(2.5)%	1.0%	11,178	11,531	(3.1)%
Occupancy and equipment	1,238	1,151	1,176	7.6%	5.3%	2,389	2,298	4.0%
Professional fees	680	882	702	(22.9)%	(3.1)%	1,562	1,563	(0.1)%
Merger related expenses	584	387	—	100.0%	100.0%	971	—	100.0%
FDIC expense	80	285	210	(71.9)%	(61.9)%	365	403	(9.4)%
Other noninterest expense	1,094	1,298	1,384	(15.7)%	(21.0)%	2,392	2,856	(16.2)%
Total noninterest expense	9,193	9,664	8,934	(4.9)%	2.9%	18,857	18,651	1.1%
Income (loss) before income taxes	5,373	4,813	2,705	11.6%	98.6%	10,185	(645)	(1,679.1)%
Income tax expense (benefit)	1,479	1,425	800	3.8%	84.9%	2,903	(190)	(1,627.9)%
Net income (loss)	$3,894	$3,388	$1,905	14.9%	104.4%	$7,282	$(455)	(1,700.4)%
Net income (loss) allocable to common shareholders	$3,894	$3,388	$1,905	14.9%	104.4%	$7,282	$(455)	(1,700.4)%
Basic income per common share:
Net income (loss) available to common shareholders	$0.16	$0.14	$0.08	14.3%	100.0%	$0.31	$(0.02)	(1,650.0)%
Diluted income per common share:
Net income (loss) available to common shareholders	$0.16	$0.14	$0.08	14.3%	100.0%	$0.30	$(0.02)	(1,600.0)%
Weighted average number of common shares outstanding:
Basic	23,633	23,562	23,502	0.3%	0.6%	23,598	23,489	0.5%
Diluted	23,955	23,813	23,713	0.6%	1.0%	23,886	23,489	1.7%
Ratios from continuing operations(1):
Return on average assets	0.99%	0.89%	0.44%			0.94%	(0.06)%
Return on average equity	9.53%	8.54%	5.11%			9.04%	(0.61)%
Efficiency ratio	63.11%	66.75%	61.66%			64.93%	68.93%

____________________
(1)    Ratios for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, and for the six months ended June 30, 2021 and June 30, 2020, have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2021	December 31, 2020	Increase/ (Decrease)

Cash and due from banks	$17,085	$12,024	42.1%
Interest bearing deposits with financial institutions(1)	344,357	274,245	25.6%
Interest bearing time deposits	1,597	1,597	—%
Investment securities (including stock)	32,219	50,093	(35.7)%
Loans (net of allowances of $17,268 and $17,452, respectively)	1,096,179	1,209,587	(9.4)%
Net deferred tax assets	9,395	8,502	10.5%
Intangible assets	396	389	1.8%
Other assets	33,250	31,153	6.7%
Total assets	$1,534,478	$1,587,590	(3.3)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest bearing deposits	$623,215	$647,115	(3.7)%
Interest bearing deposits
Interest checking	199,911	129,834	54.0%
Savings/money market	328,189	392,690	(16.4)%
Certificates of deposit	183,802	213,708	(14.0)%
Total interest bearing deposits	711,902	736,232	(3.3)%
Total deposits	1,335,117	1,383,347	(3.5)%
Other borrowings	—	10,000	(100.0)%
Other liabilities	15,385	17,967	(14.4)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,368,029	1,428,841	(4.3)%
Shareholders’ equity	166,449	158,749	4.9%
Total Liabilities and Shareholders’ Equity	$1,534,478	$1,587,590	(3.3)%
Book value per share	$6.97	$6.71	3.9%
Shares outstanding, common	23,890,780	23,658,415	1.0%
____________________
(1)    Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	257,133	$66	0.10%	$201,498	$52	0.10%	$322,023	$79	0.10%
Securities available for sale and stock(2)	49,765	317	2.55%	53,739	315	2.38%	35,000	210	2.41%
Loans(3)	1,222,889	12,156	3.99%	1,250,846	13,331	4.32%	1,331,270	15,291	4.62%
Total interest-earning assets	1,529,787	12,539	3.29%	1,506,083	13,698	3.69%	1,688,293	15,580	3.71%
Noninterest-earning assets
Cash and due from banks	17,997			17,800			16,622
All other assets	23,438			22,788			28,048
Total assets	$1,571,222			$1,546,671			$1,732,963
Interest-bearing liabilities:
Interest-bearing checking accounts	$193,113	42	0.09%	$140,205	27	0.08%	$103,164	25	0.10%
Money market and savings accounts	368,367	189	0.21%	392,543	212	0.22%	454,877	567	0.50%
Certificates of deposit	192,307	461	0.96%	204,600	586	1.16%	260,354	1,371	2.12%
Other borrowings	55	—	—%	2,667	11	1.67%	122,015	130	0.43%
Junior subordinated debentures	17,527	146	3.34%	17,527	123	2.85%	17,527	169	3.88%
Total interest bearing liabilities	771,369	838	0.44%	757,542	959	0.51%	957,937	2,262	0.95%
Noninterest bearing liabilities
Demand deposits	618,404			610,905			606,481
Accrued expenses and other liabilities	17,574			17,248			18,649
Shareholders' equity	163,875			160,976			149,896
Total liabilities and shareholders' equity	$1,571,222			$1,546,671			$1,732,963
Net interest income		$11,701			$12,739			$13,318
Net interest income/spread			2.85%			3.18%			2.76%
Net interest margin			3.07%			3.43%			3.17%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$229,469	$118	0.10%	$271,310	$800	0.59%
Securities available for sale and stock(2)	51,742	633	2.47%	35,422	471	2.67%
Loans(3)	1,236,790	25,486	4.16%	1,224,134	29,078	4.78%
Total interest-earning assets	1,518,001	26,237	3.49%	1,530,866	30,349	3.99%
Noninterest-earning assets
Cash and due from banks	17,899			16,698
All other assets	23,114			26,601
Total assets	1,559,014			1,574,165
Interest-bearing liabilities:
Interest-bearing checking accounts	$166,805	$69	0.08%	$103,260	$113	0.22%
Money market and savings accounts	380,388	401	0.21%	435,205	1,864	0.86%
Certificates of deposit	198,419	1,047	1.06%	268,200	2,951	2.21%
Other borrowings	1,354	11	1.64%	77,821	263	0.68%
Junior subordinated debentures	17,527	269	3.09%	17,527	367	4.21%
Total interest bearing liabilities	764,493	1,797	0.47%	902,013	5,558	1.24%
Noninterest bearing liabilities
Demand deposits	614,675			502,514
Accrued expenses and other liabilities	17,412			19,175
Shareholders' equity	162,434			150,463
Total liabilities and shareholders' equity	1,559,014			1,574,165
Net interest income		$24,440			$24,791
Net interest income/spread			3.02%			2.75%
Net interest margin			3.25%			3.26%

(1)    Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.